As filed with the Securities and Exchange Commission on February 29, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	73-1015226
(State of Incorporation)	(I.R.S. Employer Identification No.)

16 South Pennsylvania Avenue Oklahoma City, Oklahoma 73107

(Address of Principal Executive Offices) (Zip Code)

LSB Industries, Inc. 2008 Incentive Stock Plan

(Full Title of Plan)

Heidi L. Brown, Esquire

Vice President and Managing Counsel

LSB INDUSTRIES, INC.

16 South Pennsylvania

Post Office Box 754

Oklahoma City, Oklahoma 73101

(Name and address of agent for service)

(405) 235-4546

(Telephone number, including area code of agent for service)

Copy to:

Robert L. Kimball

VINSON & ELKINS LLP

Trammell Crow Center

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, par value $0.10 per share (“Common Stock”)	397,890	$5.40	$2,148,606	$217

(1)	Represents additional shares of Common Stock reserved for issuance under the LSB Industries, Inc. 2008 Incentive Stock Plan, as amended (the “2008 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction. No additional registration fee is included for these shares.
(2)	The proposed maximum aggregate offering price of the Common Stock was calculated based upon the market value for shares of the Common Stock in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sales prices per share reported on the New York Stock Exchange on February 24, 2016.

EXPLANATORY NOTE AND STATEMENT OF INCORPORATION BY REFERENCE

LSB Industries, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register an additional 397,890 shares of Common Stock for issuance under the 2008 Plan. The 397,890 shares represent shares of Common Stock originally related to awards granted under the 2008 Plan that terminated by expiration, forfeiture, cancellation or otherwise without the issuance of the shares of Common Stock and that again became available for awards under the 2008 Plan in accordance with the 2008 Plan’s terms and conditions.

Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statements related to the 2008 Plan on Form S-8 filed on August 20, 2008 and November 5, 2014 (333-153103 and 333-199864) are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal, except that no indemnification is permitted in any case without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. The Registrant’s certificate of incorporation and bylaws provide for the indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemptions of shares, or (iv) for any breach of a director’s duty of loyalty to the company or its stockholders. The Registrant’s certificate of incorporation includes such a provision. Reasonable expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

The Registrant carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act.

The Registrant has also entered into written indemnification agreements with members of its board of directors. These indemnification agreements require the Company to indemnify the directors to the fullest extent permitted by applicable law against liability that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant’s 2008 Plan provides that members of the Board, members of a committee appointed by the Board, or an officer of the Registrant to whom authority is delegated in accordance with the administration of the 2008 Plan shall be indemnified and held harmless by the Registrant against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the 2008 Plan and against any and all amounts paid by him or her in settlement thereof, with the Registrant’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Registrant an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The indemnification right under the 2008 Plan is not exclusive of any other indemnification right to which an officer or direct may be entitled.

The indemnification discussed in this Item 6 is not exclusive of any other rights the party seeking indemnification may possess.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 29th day of February, 2016.

LSB INDUSTRIES, INC.

By:	/s/ Daniel D. Greenwell
Daniel D. Greenwell, President and Chief Executive Officer

Power of Attorney

KNOWN ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Jack E. Golsen, Daniel D. Greenwell, and Mark T. Behman, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this report has been signed below by the following persons in the capacities and on the dates indicated.

Dated:	February 29, 2016	/s/ Jack E. Golsen
Jack E. Golsen
Executive Chairman of the Board

Dated:	February 29, 2016	/s/ Daniel D. Greenwell
Daniel D. Greenwell,
President and Chief Executive Officer
(Principal Executive Officer)

Dated:	February 29, 2016	/s/ Mark T. Behrman
Mark T. Behrman Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Dated:	February 29, 2016	/s/ Harold Rieker
Harold Rieker
Vice President, Corporate Controller
(Principal Accounting Officer)

Dated:	February 29, 2016	/s/ Webster L. Benham
Webster L. Benham, Director

Dated:	February 29, 2016	/s/ Jonathan S. Bobb
Jonathan S. Bobb, Director

Dated:	February 29, 2016	/s/ Mark R. Genender
Mark R. Genender, Director

Dated:	February 29, 2016	/s/ Barry H. Golsen
Barry H. Golsen, Director

Dated:	February 29, 2016	/s/ Louis S. Massimo
Louis S. Massimo, Director

Dated:	February 29, 2016	/s/ Andrew K. Mittag
Andrew K. Mittag, Director

Dated:	February 29, 2016	/s/ William F. Murdy
William F. Murdy, Director

Dated:	February 29, 2016	/s/ Marran H. Ogilive
Marran H. Ogilive, Director

Dated:	February 29, 2016	/s/ Joseph E. Reece
Joseph E. Reece, Director

Dated:	February 29, 2016	/s/ Richard W. Roedel
Richard W. Roedel, Director

Dated:	February 29, 2016	/s/ Richard Sanders, Jr.
Richard Sanders, Jr., Director

Dated:	February 29, 2016	/s/ Lynn F. White
Lynn F. White, Director

Exhibit Index

Number	Description

4.1	Restated Certificate of Incorporation, as amended, which is incorporated by reference to Exhibit 3(i).1 to the Company’s Form 10-K for the fiscal year ended December 31, 2012, filed February 28, 2013.

4.2	Certificate of Designations of Series E Cumulative Redeemable Class C Preferred Stock of LSB Industries, dated as of December 4, 2015, which is incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K, filed December 8, 2015.

4.3	Certificate of Designations of Series F Cumulative Redeemable Class C Preferred Stock of LSB Industries, dated as of December 4, 2015, which is incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K, filed December 8, 2015.

4.4	Amended and Restated Bylaws of LSB Industries, Inc. dated August 21, 2014 (including first through fourth amendments thereto), which is incorporated by reference from Exhibit 3.II to the Company’s Form 8-K, filed August 27, 2014.

4.5	Fifth Amendment to the Amended and Restated Bylaws of LSB Industries, Inc. dated April 26, 2015, which is incorporated by reference from Exhibit 3.II to the Company’s Form 8-K, filed April 30, 2015.

4.6	Sixth Amendment to the Amended and Restated Bylaws of LSB Industries, Inc. dated December 2, 2015, which is incorporated by reference from Exhibit 3.II to the Company’s Form 8-K, filed December 8, 2015.

4.7	Seventh Amendment to the Amended and Restated Bylaws of LSB Industries, Inc. dated December 22, 2015, which is incorporated by reference from Exhibit 3.II to the Company’s Form 8-K, filed December 29, 2015.

4.8	LSB Industries, Inc. 2008 Incentive Stock Plan, as amended by the First Amendment to the Company’s 2008 Incentive Stock Plan, which is incorporated by reference to Exhibit 99.3 to the registrant’s Form 8-K, filed June 11, 2014.

4.9	Form of Incentive Stock Option Agreement of LSB Industries, Inc., which is incorporated by reference to Exhibit 10.8 to the Company’s Form 10-K for the fiscal year ended December 31, 2015, filed February 29, 2016.

4.10	Form of Restricted Stock Agreement of LSB Industries, Inc., which is incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed January 8, 2016.

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.

23.1*	Consent of Ernst & Young, LLP.

23.2*	Consent of Pinnacle Energy Services, LLC

23.3*	Consent of Vinson & Elkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to the Registration Statement).

*	Filed herewith.